UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
 ___________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 20, 2021
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Kforce Inc.
Exact name of registrant as specified in its charter
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Florida	000-26058	59-3264661
State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification No.
1001 East Palm Avenue, Tampa, Florida 33605
Address of principal executive offices Zip Code
Registrant’s telephone number, including area code: (813) 552-5000
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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 per share	KFRC	NASDAQ
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On October 20, 2021, Kforce Inc. and its subsidiaries (collectively, the “Firm”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, BMO Harris Bank, N.A., as documentation agent, Wells Fargo Securities, LLC, as lead arranger and bookrunner, and the lenders referred to therein, which amended and restated the Firm’s existing credit agreement, that certain Credit Agreement dated as of May 25, 2017.
Under the Credit Agreement, the Firm will have a maximum borrowing capacity of $200 million, which may, subject to certain conditions and the participation of the lenders, be increased up to an aggregate additional amount of $150 million (the “Commitment”). Letters of credit and swingline loans under the Credit Agreement are subject to sublimits of $10 million. The maturity date of the Credit Agreement is October 20, 2026 (the “Maturity Date”). The Firm is obligated to repay the outstanding principal amount and all accrued but unpaid interest under the revolving credit loans, if not earlier repaid, in full on the Maturity Date.
Revolving credit loans under the Credit Agreement will bear interest at a rate equal to (a) the Base Rate (as described below) plus the Applicable Margin (as described below) or (b) the LIBOR Rate plus the Applicable Margin. Swingline loans under the Credit Agreement will bear interest at a rate equal to the Base Rate plus the Applicable Margin. The Base Rate is the highest of: (i) the Wells Fargo Bank, National Association prime rate, (ii) the federal funds rate plus 0.50% or (iii) one-month LIBOR plus 1.00%, and the LIBOR Rate is reserve-adjusted LIBOR for the applicable interest period, but not less than zero, each as more fully described in the Credit Agreement. The Applicable Margin is based on the Firm’s total leverage ratio, as more fully described in the Credit Agreement. The Applicable Margin for Base Rate loans ranges from 0.125% to 0.500% and the Applicable Margin for LIBOR Rate loans ranges from 1.125% to 1.500%. As of the date of the closing, the initial Applicable Margin for Base Rate loans is 0.125% and the initial Applicable Margin for LIBOR Rate loans is 1.125%.
The Firm will pay a quarterly non-refundable commitment fee equal to the Applicable Margin on the average daily unused portion of the Commitment. The Applicable Margin for the commitment fee is based on the Firm’s total leverage ratio and ranges between 0.200%, and 0.300%. As of the date of the closing, the initial Applicable Margin for the commitment fee is 0.200%.
The Firm was required to pay certain customary closing costs and fees upon entering into the Credit Agreement. The Firm will continually be subject to certain affirmative and negative covenants including (but not limited to), the maintenance of a fixed charge coverage ratio of no less than 1.25 to 1.00 and the maintenance of a total leverage ratio of no greater than 3.50 to 1.00. The amounts owed under the Credit Agreement may be accelerated upon the occurrence certain events of default customary for similar facilities for similarly rated borrowers.
The foregoing summary of the Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which has been attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The following exhibit is furnished herewith:

Exhibit Number	Description

10.1	Credit Agreement, dated October 20, 2021, between Kforce Inc. and its subsidiaries and Wells Fargo Bank, National Association, and the other lenders thereto.
101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

 SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFORCE INC.
(Registrant)

Date:	October 22, 2021	By:	/s/ DAVID M. KELLY
David M. Kelly,
Executive Vice President, Chief Financial Officer
(Principal Financial Officer)

KFORCE INC.
(Registrant)

Date:	October 22, 2021	By:	/s/ JEFFREY B. HACKMAN
Jeffrey B. Hackman,
Senior Vice President, Finance and Accounting
(Principal Accounting Officer)